Exhibit 10.43

PROJECT #	0128

TENANT #	TRITCBR01

LEASE #	0128 A01

LEASE CONFIRMATION AND

AMENDMENT TO DEVELOPMENT AGREEMENT

THIS AGREEMENT is dated as of May 6, 2010.

BETWEEN:

RITCHIE BROS. PROPERTIES LTD.

9500 Glenlyon Parkway

Burnaby, British Columbia V5J 0C6

(“RB”)

AND:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

9500 Glenlyon Parkway
Burnaby, British Columbia V5J 0C6

(the “Tenant”)

AND:

THE GREAT-WEST LIFE ASSURANCE COMPANY

c/o Suite 3000

650 West Georgia Street

P.O. Box 11505

Vancouver, British Columbia V6B 4N7

(“Great-West Life”)

AND:

LONDON LIFE INSURANCE COMPANY

c/o Suite 3000

650 West Georgia Street

P.O. Box 11505

Vancouver, British Columbia V6B 4N7

(“London Life” and together with Great-West Life, the “Owner”)

WHEREAS:

A.	Pursuant to a Development Agreement (the “Original Development Agreement”) dated August 12, 2008 between RB and the Owner, RB is responsible for managing the development, construction and completion of the Building and associated work on the Lands which are located at 9500 Glenlyon Parkway, Burnaby, British Columbia;

B.	Pursuant to a Lease dated August 12, 2008 between the Owner as landlord and the Tenant as tenant and a Lease Modification Agreement and an Indemnity Agreement each dated February 12, 2010 among the Owner as landlord, the Tenant as tenant and Ritchie Bros. Auctioneers Incorporated as indemnifier (collectively, the “Lease”) the Owner agreed to demise and lease to the Tenant and the Tenant agreed to lease from the Owner the Building and the Lands, commencing on the Handover Date;

C.	The Tenant is an affiliate of RB;

D.	Pursuant to an agreement entitled “Pre-Handover Occupancy Rental Agreement and Amendment to Development Agreement” dated as of November 25, 2009 between RB, the Tenant and the Owner (the “Amendment Agreement”), RB, the Tenant and the Owner agreed to certain matters, including those amendments to the Original Development Agreement as set out in section 8 thereof (the Original Development Agreement as amended by the Amendment Agreement is hereafter called the “Development Agreement”);

E.	The Project was Totally Completed on or before the Outside Completion Date, but the correction of all deficiencies and the issuance of Acceptance will not be completed on or before the Outside Handover Date of May 7, 2010; and

F.	As contemplated by subsections 10.8(b) and (c) of the Development Agreement, the Owner has elected to proceed with Handover on May 7, 2010 despite the requirements for Handover under the Development Agreement not being fully satisfied, and accordingly, RB, the Tenant and the Owner have agreed to enter into this Agreement to confirm certain matters with respect to the Lease and to amend the Development Agreement as necessary to address the fact that the correction of certain deficiencies and the issuance Of Acceptance will be completed after the Handover Date.

THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Interpretation

All terms that are capitalized in this Agreement and are not otherwise defined herein will have the same defined meanings as are ascribed to such terms in the Development Agreement

2.	Payment of Basic Rent

RB, the Tenant and the Owner confirm, acknowledge and agree that, notwithstanding any provision of the Lease:

(a)	no Basic Rent (as defined in the Lease) will be payable by the Tenant to the Owner under the Lease during the period prior to May 7, 2010; however, for greater certainty, occupation rent under the Amendment Agreement will be payable up to and including May 6, 2010;

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(b)	RB, the Tenant and the Owner agree that as of the date hereof, the Project Costs have been estimated as being approximately $53,000,000.00 and, accordingly, the annual Basic Rent (as defined in the Lease) payable by the Tenant to the Owner under the Lease for the period from and including the Handover Date to and including May 6, 2015 has been estimated (for purposes of Handover) to be $4,009,788.60 (as determined pursuant to Article 4 of the Lease and section 15.2 of the RB/Owner Purchase Agreement on the basis of the estimated Project Costs). Such estimated annual Basic Rent shall be subject to adjustment and to a final determination pursuant to subsection 2(e) below;

(c)	that portion of the occupation rent paid by the Tenant to the Owner under the Amendment Agreement in respect of the days of the month from and including the Handover Date of May 7, 2010 to and including May 31, 2010 (calculated on a per diem basis) will be deemed to be, and credited as, Basic Rent (as defined in the Lease) paid by the Tenant to the Owner pursuant to the Lease in respect of such period (the “Credited Basic Rent”);

(d)	the Owner will pay to the Tenant on or before May 31, 2010, $1,506.81 being the difference between (i) the Credited Basic Rent of $270,981.85 and (ii) the estimated amount of Basic Rent (as defined in the Lease) payable on the Commencement Date (as defined in the Lease) for the period from and including such Commencement Date to and including May 31, 2010 pursuant to subsection 2(b) above (namely, $269,475.04);

(e)	concurrently with the settlement of the final forth of the Project Cost reconciliation pursuant to section 11.4 of the Development Agreement, as amended by this Agreement, and section 9 hereof, RB, the Tenant and the Owner shall determine, on the basis of the actual Project Costs the actual amounts of Basic Rent (as defined in the Lease) payable under the Lease adjusted in accordance with section 15.2 of the RB/Owner Purchase Agreement, and the Tenant will pay to the Owner on the first day of the first month following the date on which RB and the Owner have settled the Project Cost reconciliation, the difference, if any, between (i) the amount of Basic Rent (as defined in the Lease) payable on and from the Commencement date (as defined in the Lease) to and including the day immediately before the first day of the first month following the date on which RB and the Owner have settled the Project Cost reconciliation, adjusted in accordance with section 15.2 of the RB/Owner Purchase Agreement and determined on the basis of the actual Project Costs, find (ii) the amount paid by the Tenant to the Owner pursuant to subsection 2(b) above on account of estimated Basic Rent (as defined in the Lease) in respect of such period- If the amount of such difference is negative as a result of an adjustment pursuant to section 15.2 of the RB/Owner Purchase Agreement, the Owner will pay the amount of such difference to the Tenant on the first day of the first month following the date on which RB and the Owner have settled the Project Cost reconciliation; and

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(f)	commencing on the first day of the first month following the date on which RB and the Owner have settled the final Project Cost reconciliation pursuant to section 9 of this Agreement, and after all amounts required to be paid under subsection 2(e) have been paid, the Tenant shall pay to the Owner the actual Basic Rent (as defined in the Lease) determined pursuant to such reconciliation.

3.	Confirmations

(a)	The Owner and RB confirm, acknowledge and agree that the acceptance provisions in Article 10 of the Original Development Agreement and the handover provisions in Article 11 of the Original Development Agreement remain in full force and effect, subject to section 8 of the Amendment Agreement and this Agreement

(b)	With respect to subsection 10.8(a)(i) of the Development Agreement, the Owner and RB confirm, acknowledge and agree that Acceptance will not be issued by the Owner prior to Handover, and that such non-issuance will not prevent Handover from occurring.

(c)	With respect to subsection 10.8(a)(ii) of the Development Agreement the Owner and RB confirm, acknowledge and agree that the delivery of some or all of the Project Documents will be deferred until after Handover; and such deferral will not prevent Handover from occurring on the Handover Date.

(d)	With respect to subsection 10.8(a)(iii) of the Development Agreement the Owner and RB confirm, acknowledge and agree that the Tenant will be in occupation of the Building and the Lands under the Amendment Agreement at the time at which Handover occurs and such occupation will not prevent possession of the Project from being delivered to the Owner in accordance with the terms of the Development Agreement as amended by this Agreement

(e)	The Tenant confirms, acknowledges and agrees that:

(i)	the Commencement Date under the Lease is May 7, 2010;

(ii)	the Handover Date is May 7, 2010 and Acceptance will occur thereafter in accordance with section 8 hereof;

(iii)	the Tenant’s obligation to pay rent under the Lease will not be affected in any way by the presence of any defects or deficiencies in the Project which RB is required to remedy under this Agreement; and

(iv)	the Tenant shall not be entitled to any right of abatement, deduction or set-off under the Lease as a result of any defects or deficiencies in the Project which RB is required to remedy under this Agreement.

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4.	Handover, Certificate of Completion and Project Documents

(a)	RB and the Owner will proceed with Handover on May 7, 2010 notwithstanding that the defects and deficiencies (the “Outstanding Deficiencies”) set out in Exhibit A hereto have not been fully corrected.

(b)	RB and the Owner acknowledge and agree that the Certificate of Completion contemplated by subsection 10.8(a)(ii) and subsection 11.2(a) of the Development Agreement will be delivered to the Owner at Handover, however, such delivery and acceptance thereof by the Owner will not be construed as a waiver by the Owner of RB’s obligation to rectify the Outstanding Deficiencies. A supplemental certificate of completion (the “Supplemental Certificate”) confirming that all deficiencies noted in the correspondence attached hereto as Schedule A-l from Bunting Coady, Architects (letter dated April 16, 2010 together with the attached Field Review Report dated March 1, 2010), except for those items numbered 1.16 “Feature Floors” and 1.22 “Perforated Panels” under the “General” heading in the said Field Review Report, the Landscape Deficiency List prepared by Phillips Farevaag Smallenberg dated April 15, 2010, and the letter from Stantec Consulting Ltd. dated May 3, 2010 (collectively, the “Material Deficiencies”) have been corrected will be issued by the Payment Certifier and delivered by RB to the Owner following Handover, in accordance with section 7 hereof. For greater certainty, the Outstanding Deficiencies include the Material Deficiencies, and any Outstanding Deficiencies which are not Material Deficiencies are hereinafter referred to as the “Remaining Outstanding Deficiencies”.

(c)	In the event the Payment Certifier is no longer in business at the time when the Payment Certifier is to inspect the Project for the purpose of issuing the Supplemental Certificate, the parties will, in a timely manner and acting reasonably, mutually appoint a qualified architectural firm to replace the Payment Certifier for such purpose.

(d)	Notwithstanding the assignment by RB of its interest in the Project Documents to the Owner, the Owner has agreed to extend the timeframe for delivery by RB of the Project Documents as required by subsection 10.8(a)(ii) and section 11.2 of the Development Agreement, to August 9, 2010 (except for the LEED Certificate which must be delivered by RB as soon as it is available, which is expected to be no later than eight (8) months following Handover). During such period as the Project Documents remain undelivered by RB, RB shall hold them in trust for the Owner, and shall provide the Owner with unrestricted access thereto.

5.	Holdback for Outstanding Deficiencies

RB and the Owner acknowledge and agree that the amount of the holdback being held by the Owner in respect of the Outstanding Deficiencies pursuant to section 10.4 of the Development Agreement is currently nil; however, at any time prior to or following Handover, the Owner may hold back funds in accordance with Section 10.4 of the Development Agreement to secure the costs of correcting and repairing the Outstanding Deficiencies. Such holdback funds will be released to RB in accordance with section 10.4 of the Development Agreement as and when such Outstanding Deficiencies are corrected and repaired and certified by the Payment Certifier as corrected and repaired.

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6.	Correction of Outstanding Deficiencies

Without in any way derogating from subsection 3(a) hereof, RB shall diligently work with the Owner and the Owner’s consultants to correct all of the Outstanding Deficiencies as expeditiously as possible, and in any event, in respect of the Material Deficiencies, before September 30, 2010 (such that the Supplemental Certificate is issued by September 30, 2010), and in respect of the Remaining Outstanding Deficiencies, by October 30, 2010. If RB fails to correct any of the Outstanding Deficiencies by the aforesaid deadlines, the Owner may, at its option, do whatever it deems appropriate to correct such defects or deficiencies and may use the monies (if any) held back pursuant to section 10.4 of the Development Agreement to do so. If the Owner corrects such defects or deficiencies, any actual reasonable expenses incurred by the Owner which are not paid for using the monies held back pursuant to section 10.4 of the Development Agreement will be charged back to RB. RB shall reimburse the Owner for such reasonable expenses within thirty (30) days of the Owner invoicing RB.

7.	Notice of Completion of Outstanding Deficiencies

RB covenants to deliver the Supplemental Certificate to the Owner by no later than September 30, 2010. RB acknowledges that such covenant is provided at the express request of the Owner and is intended to be relied upon by the Owner in providing certain commitments to its lenders. Within three (3) Business Days after delivery of the Supplemental Certificate, the Owner and RB (along with their respective consultants and representatives) will conduct a final joint inspection of all Remaining Outstanding Deficiencies to verify which, if any, have not yet been corrected to the Owner’s satisfaction. If any such Remaining Outstanding Deficiencies are identified, the Owner will notify RB, and RB will forthwith cause such Remaining Outstanding Deficiencies to be rectified, to the Owner’s satisfaction, by no later than October 30, 2010. If RB fails to deliver the Supplemental Certificate to the Owner by September 30, 2010 and/or fails to correct any Remaining Outstanding Deficiencies to the Owner’s satisfaction by October 30, 2010, such failure(s) will constitute a default by RB under the Development Agreement for which the Owner will have recourse to its rights and remedies thereunder, including Without limitation, the indemnity provided at Article 16 in respect of any Losses that the Owner may incur. For greater certainty, and without otherwise derogating from the scope of Election 16.1 of the Development Supplemental Certificate and with respect only to the Remaining Outstanding Deficiencies, RB will not be liable under Section 16.1 of the Development Agreement for loss of profits or special or consequential damages that arise in connection with any of the Remaining Outstanding Deficiencies that have been corrected in accordance with the Development Agreement (as amended by this Agreement), but in respect of which the Owner is not satisfied. The Owner will not act unreasonably in determining its satisfaction with the correction of the Remaining Outstanding Deficiencies.

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8.	Acceptance

Subject to subsection 3(a) hereof, the Owner will issue Acceptance within ten (10) Business Days after all Remaining Outstanding Deficiencies have been rectified in accordance with sections 6 and 7 hereof.

9.	Project Cost Reconciliation

Notwithstanding section 11.4 of the Development Agreement, RB and the Owner acknowledge and agree that the final form of Project Cost reconciliation will be completed within ten (10) Business Days following the issuance of Acceptance.

10.	Authorizations

On the Handover Date, the Owner will execute and deliver to RB such authorizations as RB requires in order for RB to be able to continue to deal with third parties under the Project Documents and the Material Contracts as necessary in order for RB to complete the Outstanding Deficiencies in accordance with the terms of this Agreement. Such authorizations will be prepared by RB’s solicitors and will be delivered to the Owner’s solicitors as part of the Handover Documents under section 11.2 of the Development Agreement.

11. Entire Agreement

(a)	This Agreement contains all of the terms and conditions of the agreement between the parties hereto relating to matters herein provided and supersedes all previous agreements or representations of any kind, written or verbal, made by anyone in reference thereto, except as specifically provided herein.

(b)	Notwithstanding subsection 11(a), RB and the Owner hereby ratify the Development Agreement, as amended by this Agreement, and confirm that, except as expressly provided in this Agreement, all covenants, representations, warranties, terms and other provisions of the Development Agreement are in full force and effect and binding on the parties (including, without limitation, the Owner’s right of enforcement pursuant to the terms of the Development Agreement in the event that RB is in default under this Agreement), will apply mutatis mutandis to RB’s obligations hereunder and will survive Handover. In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the Development Agreement, the provision of this Agreement will govern.

12.	Exhibits

Exhibit A and Schedules A-l, A-2 and A-3 attached to this Agreement form a part of this Agreement.

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13.	Amendments

This Agreement will not be modified or amended in any way except in writing signed by all parties hereto.

14.	Severability

If any provision of this Agreement is or becomes illegal or unenforceable, it will during such period that it is illegal or unenforceable be considered separate and severable from the remaining provisions of this Agreement which will remain in force and be binding as though the said provision had never been included.

15.	Assignment

This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

16.	Binding Effect

This Agreement will bind and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.	Governing Law

This Agreement will be governed by the laws applicable in the Province of British Columbia and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain and determine all disputes and claims, whether for specific performance, injunction, declaration or otherwise arising out of or in any way connected with the construction, breach, or threatened breach of this Agreement.

18.	Headings for Convenience Only

The division of this Agreement into sections, subsections and paragraphs and the insertion of headings is for the convenience of reference only and will not affect the construction or interpretation of this Agreement.

19.	Currency

All sums of money expressed herein are in the lawful currency of Canada.

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20.	Time of tbe Essence

Time is of the essence of this Agreement

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

RITCHIE BROS. PROPERTIES LTD.
by its authorized signatory:

/s/ Darren Watt
Name: Darren Watt

RITCHIE BROS. AUCTIONEERS
(CANADA) LTD.
by its authorized signatory:

/s/ Darren Watt
Name: Darren Watt

THE GREAT-WEST LIFE ASSURANCE
COMPANY
by its authorized signatories:

/s/ Murray Wilks
Name: Murray Wilks
Senior Asset Manager

/s/ Donald J. Harrison
Name: Donald J. Harrison
Senior Vice President, Asset Management

LONDON LIFE INSURANCE COMPANY
by its authorized signatories:

/s/ Murray Wilks
Name: Murray Wilks
Senior Asset Manager

/s/ Donald J. Harrison
Name: Donald J. Harrison
Senior Vice President, Asset Management

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Exhibit “A”

LIST OF OUTSTANDING DEFICIENCIES

1.	All deficiencies noted in the correspondence attached hereto as Schedule A-l from Bunting Coady, Architects (letter dated April 16, 2010 together with the attached Field Review Report dated March 1, 2010), except for those items numbered 1.16 “Feature Floors” and 1.22 “Perforated Panels” under the “General” heading in the said Field Review Report, the Landscape Deficiency List prepared by Phillips Farevaag Smallenberg dated April 15, 2010, and the Mechanical and Electrical Deficiency List prepared by Stantec Consulting dated May 3rd, 2010.

2.	The following items from the Omicron Consulting Limited Deficiency List dated April 7, 2010 (attached as Schedule A-2):

List #1 (Starting Page 1)

1.1

1.2	(Clean Only)

1.6

1.7

1.8

1.14	only a deficiency in areas where a tripping hazard is identified

1.15

1.20

1.22

1.23

1.25

2.2

2.4

3.4

3.6

3.11

3.12

4.4	Ladder to be provided as per specifications. Conduit to be provided from the emergency generator to the main electrical room.

4.6

For Items 1.3,1.5,1.11,1.12,2.1,4.7, and 4.9, as-built drawings are to be updated to reflect on site condition.

A general cleaning of the premises is still required.

List #2 (Starting Page 6)

1.5 (only deficiency if damaged pre-substantial completion)

1.7

1.10

1.14

4.1

4.2

4.3

4.4

4.8

1.8

4.11

5.7

3.	The following items from Section 3 of the Wells Klein Consulting Group Ltd. Preliminary Roof Condition Assessment dated April 16, 2010 (attached as Schedule A-3):

1,2,3,5,6,7,8,9,10,11,12,13,14,15

4.	Such other non-material deficiencies which the Owner or RB, acting reasonably, is, or may become, aware of during the currency of this Agreement which the Owner reasonably expects to be rectified in the ordinary course of the completion of the Project The Owner and RB will maintain current lists of such items which will be available to either party for review and consultation throughout the deficiency correction process.

SCHEDULE A-1

BUNTING COADY
ARCHITECTS

April 16, 2010

Our File No. 0702/

MHPM Project Managers Inc.
2609 Granville Street #310
Vancouver, BC V6H 3H3

Attention: Mr. Paul Reynolds

Dear Paul;

RE: **RE: 9500 Glenlyon Parkway, Burnaby, B.C.**
Project: **Ritchie Brothers Auctioneers New Head Office**

As the Architect of record for the design and developmint of the new Ritchie Bros. Building at 9500 Glenlyon Parkway, we can provide and confirm the following information:

1 The building was constructed in accordance with the plans and specifications submitted for building permit to and approved by the City of Burnaby.

2 As per our Letters of Assurance, the building was built in compliance with relevant building codes, has passed relevant inspections, and was issued a Certificate of Occupancy on February 25, 2010.

3 The building is substantially complete except for deficiencies which are currently being rectified. These deficiencies consist of (list attached) and the cost to complete is estimated at $200,000. It is anticipated that this work will be completed before October 30, 2010.

4 When the Occupancy Permit was issued by the City of Burnaby, to our knowledge there were no deficiencies identified or other notices or work orders relating to fire and safety issues including conformity with municipal fire regulations.

Sincerely,

BUNTING COADY ARCHITECTS

Teresa Coady, FRAIC, MAIBC, AIA, AAA, LEED® AP
Principal-in-Charge

REGISTERED ARCHITECT
TERESA F. COADY
BRITISH COLUMBIA

BUNTING COADY ARCHITECTS We create living breathing buildings®
Suite 200-1132 Alberni Street Vancouver British Columbia V6E 1A5 www.buntingcoady.com T: 604.685.9913

BUNTING COADY
ARCHITECTS

Architectural Deficiency List FIELD REVIEW REPORT

PROJECT NAME
Ritchie Bros. Auctioneers New Head Office
CONTRACTOR
Ventana Construction Corporation
OWNER RICTHIE BROTHERS

PROJECT NUMBER
0702

DATE: March 1, 2010 TIME: WEATHER

ATTENDANCE: Michael Apostolides BCA

POD DIAGRAM

Field Review means an examination of random samples of the work only. Bunting Coady Architects is not responsible for identifying defects and deficiencies which are not reasonably apparent or visible in these random samples.

PROVISIONAL OCCUPANCY City of Burnaby August 31st, 2009
SUBSTANTIAL PERFORMANCE October 30th, 2009
OCCUPANCY City of Burnaby February 25, 2010

The following interior areas are not included as they were inaccessible.
- Daycare
- Elec/ comm & mech. & janitor rooms
- some executive offices

	Item	Description	Action
POD A **Third Level**			
Office 3125	1.0	A screw is protruding through the glazing track. 	
Office 3124	1.2	Exterior steel painting not complete facing window ~~1 Blind askew~~ ~~1 Blind hitting door header~~ Screw hole in west sill/alum. trim 	Weather dependant

Ritchie Bros. Auctioneers New Head Office
Project File No. 0702

FIELD REVIEW REPORT
March 1, 2010
Page 2 of 7

	Item	Description		Action
Exterior balconies	1.5	Flashing closure missing at sill/wall joint 	Welding burn or paint on exterior cladding (boardroom) 	
Office 3121	1.9	Glazing mullion damage above operator		
Office 3120	1.10	Glazing alum casing coming loose		Review at warranty
Open office 3093	1.15	3 Diffusers not straight east end		
Door to Bridge 3091	1.16	Trim paint to exposed blocking.		
Lounge 3090	1.18	Wall unfinished at seismic joint 	Elec plate canopy above side door required.  Trim at duct penetration 	

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Ritchie Bros. Auctioneers New Head Office
Project File No. 0702

FIELD REVIEW REPORT
March 1, 2010
Page 3 of 7

	Item	Description		Action
Door 3092A & 3091B	1.19	Paint exposed gwb side trim to match alum. 		
Board Room	1.20	Back painted glass writeboard not installed.		

POD A
Second Level

Office 2110	1.0	Tape stains on corner window glass	

POD A
First Level

POD B
Third Level

Closet 3075C	1.7	Locking function needs resolution. Baseboard Film on door kick inside closet. Closet light switch ?		
South atrium above entrance	1.10	Exposed wood/insulation /incomplete paint at clerestorey and Mtg room 2087		
New meeting room and office	1.11			unfinished
Elevator lobby	1.12	Access panels not mounted flush to ceiling. Trim, seal/fill.		

POD B
Second Level

ISG 2070	1.0	Marks on carpet tile.		
Ceiling under lounge 3090	1.2	Light fixture plate bent Paint unfinished u/side Pod B bulkhead.		
Atrium beams/column	1.3	Incomplete paint/ different colours on steel adjacent west end open office 2086		

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Ritchie Bros. Auctioneers New Head Office
Project File No. 0702

FIELD REVIEW REPORT
March 1, 2010
Page 4 of 7

	Item	Description		Action

POD B
First Level

Fitness	1.2	West Exit door has missing hinge screw Exit door strike cover plate screws missing	s/s Cover required on plumbing 	
Bike Storage	1.3	Rebar sticking out of floor		
Open office		Cover plate damaged		

POD C
Third Level

File storage 3053	1.3	Minor cracks in concrete floor	
Office 3055	1.8	Scratches on door glass	
Office 3036	1.9	Grid 8E Incomplete gwb/paint in corner	

POD C
Second Level

Glazed meeting room 2059	1.6	Noise from w/c electric towel dispenser change to manual ?	design issue
W/C's Male & Female	1.7	No pull handle inside h/c stalls	
Office 2044	1.10	Door finish	

POD C
First Level

Cafeteria	1.1	Clear seal a/a glulam columns at lino floor. Cover plate missing on west banquette.	
Corridor	1.2	Door stop set too high	

POD D
Third Level

Offices	1.1	Door mutes	
Open office areas	1.2	Comm. cover plates	
Office 3019	1.3	Door hinge screws	
Office 3022	1.4	Door scraping carpet. Door stop too high.	
Office 3002	1.5	Door scraping carpet	
Door 3025B	1.6	Light fixture lens Door key lock function.	

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Ritchie Bros. Auctioneers New Head Office
Project File No. 0702

FIELD REVIEW REPORT
March 1, 2010
Page 5 of 7

	Item	Description		Action
Atrium side of elev lobby	1.10	Window trims at gwb missing		

POD D
Second Level

Offices	1.1	Door mutes	
Open office areas	1.2	Comm. cover plates	
Office 217	1.3	Door stop too high	
Closet 2025B	1.5	Door hardware malfunction	

POD D
First Level

Office 1007B	1.1	Door hinge screw missing Poor gwb to alum. mullion	
Office 1007C	1.2	Inconsistent gwb/sill detail	
Office 1007E	1.4	Joints in oak header trim unfinished	
Female w/c	1.6	Door stop set too high	
Recyling	1.7	Door 1001B Fire separation door inactive leaf not latching.	
Elevator	1.8	Stainless steel guards missing from Fiber-C corners	

GENERAL
Interior

	1.1	Base missing on rooms with concrete floors.	Not reviewed.
	1.2	Small holes between alum. trim and glazing frames to be caulked.	Review at warranty.
	1.5	Finishing alignment requires caulking	Review at warranty

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Ritchie Bros. Auctioneers New Head Office
Project File No. 0702

FIELD REVIEW REPORT
March 1, 2010
Page 6 of 7

	Item	Description		Action
	1.6	Sealant not installed at wall/counters in washrooms.		
Exit stairs general: - Glazing/GWB finishing - Inconsistent baseboard install - Seal window frames to concrete floors	1.8	Stair 5 head trim 	Stair 5 Seal base alum to conc. Floor Protruding glazing shim Repair holes in conc. floor Repair exterior threshold- (rebar exposed)	
Stair 6 hangar wires not removed. Stair 7 Gwb detailing at steel stringers incomplete. West wall paint uneven. Seal gwb to glazing frame (vertical) Clean tactile warning		Stair 3 Misc. elec wiring in exit 	Third floor Stair 3 South window trim 	
Bridges	1.10	Some Lamp protrusions & floor finishing incomplete		
Aluminum wall finish under bridges	1.11			
Balconies & windows: Sill flashings and balcony flashings continue to show rust marks. Contractor to explain where the rust is coming from if necessary removing and examining the Fiber C installation. As long as the rust continues to foul the flashings, the Contractor should be removing it to avoid permanent damage to the finish.	1.13	Rust on sills		

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Ritchie Bros. Auctioneers New Head Office
Project File No. 0702

FIELD REVIEW REPORT
March 1, 2010
Page 7 of 7

	Item	Description	Action
Feature floors	1.16	Feature floors are of poor appearance and finish. Finishing incomplete. Control joints not sealed. Seal painted baseboards to feature floors	
	1.17	Exterior steel painting not complete facing windows Pod A balconies.	Weather dependant
Sliding balcony door window stops are all failing in service.	1.20		warranty
Feature stair/Elevator lobby	1.21	Perforated panel baseboard missing at ground level. Chip in glass panel top of stairs Some Cherry risers loosely installed. Some Glu-lam treads loose on pins Repair holes in alum door frame 3070A & 2065 	
Perforated panels	1.22	Some panels dented.	
Elevator in Pod D	1.23	Interior stainless steel panels must be cleaned or replaced.	
Seismic joint covers	1.24	Deteriorating rapidly at door openings. Covers need replacement by appropriate cover material.	

The following deficiencies have been noted by Ventana as "cannot be corrected":
Office 3005 – screw through glazing track.
Exterior steel will be painted once the daytime average is at least 10 degrees
Welding burn on ivory panel will be addressed by paint as per meeting
Pod C3 SW corner out of plumb – no action

'Reported resolved' & 'Appears resolved' relies on the Contractor having performed the Work and does not absolve the requirement to do the Work.
A Deficiency list does not relieve the contractual requirement to provide the all the Work of the Contract.

Prepared by

Michael Apostolides, MAIBC, CP
BUNTING COADY ARCHITECTS

Distribution to

X	Owner's Rep		Mechanical
	Structural		Electrical
X	Contractor		Landscape
X	Site Office		Civil
	Building Envelope		Bldg Code Engineer

PHILLIPS·FAREVAAG·SMALLENBERG
PLANNING·URBAN DESIGN·LANDSCAPE ARCHITECTURE

Christopher Phillips
BCSLA FCSLA ASLA
Marta Farevaag
MA FCIP MPIBC
Greg Smallenberg
BCSLA FCSLA ASLA CSLA

Landscape Deficiency List - Value

Project Name:	Ritchie Bros Auctioneers		**Site Review No:**	09	
Project Number:	07007		**Date:**	2010-04-15	
Contractor:	North by Northwest Ventures				
Weather:	Sunny		**Temp:**		
Via:	☐ **Facsimile**	☐ **Courier**	☐ **Mail**	☐ **Hand**	
	☐ **Urgent**	☐ **For Review**	☐ **Please Comment**	☐ **Please Reply**	
To:	Michael Apostolides, Bunting Coady Architects				
Present:	Jim Breadon, PFS				

A Site Review was held Thursday, April 15, 2010 to review the Landscape Deficiency status. The following deficiencies were noted:

1. Northeast corner of site where entry to property to north was located – one Carpinus tree installed but is not acceptable.
About 26 Laurels remain to be installed, and a small section of sod. $800

2. Tree at northeast corner holding leaves – this tree shows no signs of life and needs to be replaced. $350

3. East edge of site – one dead willow. Willows are sitting high, and some are loose in the ground. Mulch doesn't appear to have been installed here. $500

4. Southeast corner of site – one dead Yew in hedge. $25

5. Pedestrian pathway – 2 Carex missing. $25

6. Pre-cast concrete pavers – Sand is not visible in joints in some areas. Sand needs to be swept into joints in all areas where sand is not to top paver edge. This is for the pavers by the walkway to the front entry in particular. The portion of pavers to the south of the entry court, towards the City sidewalk don't have any edge restraint visible when tested in several locations. Edge restrain needs to be installed. There are loose pavers in several areas. $1,000

7. Irrigation - Dripline is visible at the surface in a number of areas on the site. This needs to be covered with a minimum of 2" of mulch. There isn't any staking visible holding the lines in place. $250

8. Plant Material - one dead laurel on front berm. Eight Yew in poor condition by west vehicle entry. Spiraea are sitting high to east side of this vehicle entry. $200

9. Bike racks – have been raised to correct level, but several are loosely attached.
These need to be attached firmly. $25

2327 YEW STREET
VANCOUVER BC
CANADA V6K 3H1
TEL (604)736-5168
FAX (604)736-5167
EMAIL pfs@pfs.bc.ca

PHILLIPS·FAREVAAG·SMALLENBERG
PLANNING·URBAN DESIGN·LANDSCAPE ARCHITECTURE

Christopher Phillips
Marta Farevaag
Greg Smallenberg

10. The rock placed under the canopy by the front entry was shown extending further out into the berm, to connect these two elements. At present the rocks don't extend beyond the lines of the building. The planting in this area was to block access from the patio to the front entry – this hasn't been installed at this time. $500

11. Planting on berm in front of patio. There are fewer grasses than shown on the planting plan. There are 22 in the east portion while there are 30 on the drawing. For the west portion there are 34 in place while there are 33 on the drawing. There are some bare areas that need to be in-filled on the eastern portion. There are several willows and grasses that are planted too close to the lawn, and will interfere with mowing. These are to be moved back from the lawn edge. $250

12. East side of building – gravel needs to be brought up to the level of the top of the pavers at the southern exit. $25

13. Wood edger - needed for gravel band outside fitness area, at east end, where gravel meets sodded lawn. This is to match the other end headers in this area. $50

14. Plant material at north edge of building – one Skimmia in poor condition. Mulch too high around these plants. $50

15. High cleanout in lawn area by loading. Needs to have a top that doesn't stick up into mowing height. $25

16. Sod – not completely installed at north edge of site due to fence location. $250

17. Cleanout at northeast corner of site adjacent to Cedar tree – needs a top that doesn't project up into mowing height. $25

Total estimated Landscape Deficiency Value as of April 15, 2010 $4,350

2307 YEW STREET
VANCOUVER BC
CANADA V6K 3H1
TEL (604)736-5168
FAX (604)736-5167
EMAIL pfs@pfs.bc.ca

Stantec

Stantec Consulting Ltd.
1100 - 111 Dunsmuir Street
Vancouver BC V6B 6A3
Tel: (604) 696-8000
Fax: (604) 696-8100

May 3, 2010
File: 115660809 Ritchie Brothers Auctioneers

MHPM PROJECT MANAGERS INC.
550 – 555 West 12th Avenue
Vancouver British Columbia
V5Z 3X7
Canada

Dear Paul:

Reference: Ritchie Brother Auctioneer HQ – Mechanical and Electrical Deficiencies

As requested, please find the list of the deficiencies below.

1. Mechanical

   - Domestic boiler: SI issued and Stantec provided comments for the pricing submitted from Ventana. We suggested that some of the items in the SI were deficiencies that Rainbow should clear up.
   - Outdoor condensing unit: Mechanical contractor to review the outdoor condensing unit with frost on the coil.
   - Air balancing and Temperature: As confirmed by your email with Commissioning Authority, there are no design or installation issue. This is being handled by CA currently.

2. Electrical

   - Emergency Generator: General contractor to review the missing step at the generator. Two indicator lights for Generator Run/Trouble are allowed for on the FA panel as required.
   - UPS: Provide labeling for UPS shutdown buttons.
   - Ground floor cafeteria: Some of electrical outlet covers are missing.

Sincerely,

STANTEC CONSULTING LTD.

James Y. P. Lee, P.Eng., PMP, LEED AP
Senior Associate, Buildings Engineering
Tel: (604) 696-8306
Fax: (604) 696-8100
james.lee@stantec.com

Stantec

May 3, 2010
Page 2 of 2

c.

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SCHEDULE A-2

OMICRON
TOTAL + BUILDING + SOLUTIONS

Fifth Floor, Three Bentall Centre
595 Burrard Street
PO Box 49369 Vancouver, BC
V7X 1L4 CANADA

Toll-free 1 877 632 3350
T. 604 632 3350
F. 604 632 3351
www.omicronaec.com

April 7, 2010

DEFICIENCY LIST

PROPERTY CONDITION ASSESSMENT
RITCHIE BROTHERS BUILDING
9500 GLENLYON PARKWAY, BURNABY, BC

The following is a list of deficiency items which were either reviewed by Omicron on site or raised by GWL or RBA and confirmed by Omicron as deficiencies.

1. Architectural

1.1 The roofing warranty to the appropriate Owner's name.

1.2 Adhesives were observed on the membrane of the canopy roof area at the loading dock. The roof is visible from several locations. The as-built drawings indicate that the roof is to be corrugated metal sloped away from the building. Replace the TPO membrane with what was specified.

1.3 Steel HSS posts that support the mechanical screens penetrate the roof membrane; the membrane extends up the post and is terminated with sealant. A metal flashing with drawband and sealant is indicated on detail 3/A722 to seal the roof membrane to the HSS post; drawings do not reflect the as built condition. Install welded upper collar on the HSS posts above the membrane termination.

1.4 Generally, caulking to roof flashings has not been completed. Caulk all vertical and horizontal joints of flashings.

1.5 It does not appear that roof walkways were installed as indicated on drawings. Install roof walkways in areas indicated on 'Issued for Construction' drawings.

1.6 Corrosion was evident on balcony railings and cap flashings. Clean the corrosion and repaint the railings and cap flashings.

1.7 Corrosion was noted on the exterior window sills and in sliding balcony door tracks at many locations. Metal filings were reportedly deposited on the frames during construction which have since been cleaned. We recommend third party review by an aluminum coating systems specialist to provide recommendation for repair of the damaged finish. The Contractor should investigate the source of the metal filings to determine who is responsible for the corrosion of the frames.

1.8 Sill flashings typically lack end dams as indicated on details 26/A716 & 7/A721; caulking was evident at some of the jambs. Sill flashings should be installed with end dams behind cladding as indicated on drawings.

1.9 Daylight could reportedly be seen between the glazing frames and the floor in the cafeteria. Drawings appropriately indicate peel and stick membrane from the slab edge installed into the curtain wall pressure plate. The beauty cap, pressure plate and flashing should be removed to determine if the membrane is installed at this location. The Finish trim needs to be installed at the window sill to floor transition in the cafeteria.

1.10 There are several exterior metal panels that have a colour variation in relation to adjacent panels. The panels that are off colour should be replaced to provide an even colour rendition. There will generally be staining on this product which will likely increase as the product ages.

1.11 Detail 5/A722 at skylight gables does not appear to be the as built condition. Revise the record drawings to include the as built condition.

Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway
April 7, 2010
Page 2 of 9

1.12 Details 1, 2 & 7/A722 do not appear to be the as built condition. The guardrails are appropriately installed on the vertical face of the wall and a cap flashing has been installed on the wall. Revise the record drawings to include the as built condition.

1.13 The atrium flooring is a concrete topping manufactured by MAPEI. The finish is uneven in colour in several areas and trowel marks are evident at some locations. We understand the base building Architect has been asked to review installed condition and provide comment. We also understand the Contractor could not provide a solution to provide a satisfactory condition. In our opinion, it is not possible to repair the existing flooring material to a satisfactory condition. We recommend that the Owner withhold sufficient funds to replace the flooring material with an alternative flooring material.

1.14 Recessed lighting installed on the bridges has gaps between the fixtures and the flooring material. Omicron understands the intention is to install caulking around the fixture to fill the gap which will require removal and re-caulking every time a light requires replacement. As an alternative, we recommend installing aluminum bevelled cover T-flange fastened to the light fixture. We suggest installing at one test location for review to determine if it will be an acceptable solution.

1.15 Concern was raised over the attachment of the customized wood panel ceilings which appear to be seismically restrained. We recommend having the Consultant provide the signed and sealed shop drawings and Letters of Assurance for seismic restraint of wood panel ceilings. Concern was raised over movement of the T-bar grid if multiple panels are removed to access mechanical equipment; the T-bar system may require additional support beyond code requirement to minimize movement. The wood veneer is delaminating in a few locations; the damaged veneer should be repaired as a deficiency item. The wood panel bulkhead is typically separating at the joints which do not appear to have been glued. Remove and reinstall panels to create flush joints.

1.16 Perforated metal panels installed to the interior walls of the atrium have deformed at some locations. We understand that a thinner gauge metal was selected as a cost savings. If the Owner was not advised that using the thinner gauge material could potentially result in the material deforming. Replace the panels with a heavier gauge panels.

1.17 The wood wall panels in the atrium are lifting from the wall and should be repaired.

1.18 The main stair in the atrium is solid glulam treads on bent steel plate. The wood finish is indicated as satin sheen, acrylated urethane with scratch resistant top coat. The wood is damaged and in our opinion there is not a finish for the wood that will resist heavy use. This will be an ongoing maintenance issue. Base Building Architect to comment.

1.19 Efflorescence was observed on the exterior interlocking brick pavers adjacent to the cafeteria. It is unclear if the efflorescence is due to the pavers drying out or if there is an ongoing moisture source. The pavers should be cleaned, an absorptive sealer applied and the condition monitored. If the problem persists, we recommend investigating the source of the moisture.

1.20 There is a gap between the wall and the ceiling finish on the underside of the bridges. The Owner expressed dissatisfaction with the exposed look of piping and electrical conduits. If no cover is provided, the exposed components should be painted black.

1.21 The main entrance door reportedly requires constant adjustment. Internal components of the Sargent panic hardware on one door on the 2nd floor have been replaced. In our opinion, the Sargent hardware is appropriate for the high use location and is typically a reliable product. A third party hardware consultant should review the doors to determine the cause of the problems.

1.22 Drawings indicate the main electrical room on the 1st floor to have 2 hour FRR. Doors and frames are not rated; door and frame should be replaced with a door and frame with a 1 hour FRR.

1.23 Drawings indicate the ground floor communications room to have a 1 hour FRR; however, several wall penetrations were observed to be unsealed. Firestop the penetrations to maintain the 1 hour FRR.

1.24 There are several areas that have construction dust and debris. The day care front window still has concrete and debris on the windows and sills. The area around the loading bay has had numerous aluminum vents installed and the

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Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway
April 7, 2010
Page 3 of 9

concrete cutting debris and dust has not been removed: The walls show the evidence of the slurry on the surface these vents should be caulked where they penetrate the wall. The concrete dust from the cutting is also evident inside the duct work. There is also a layer of dust and dirt that appears to be a result of construction activity on both the horizontal (ledges) and vertical (walls and windows) surfaces on the entire building exterior. We recommend final cleaning as a deficiency item.

1.25 The finishing/caulking of all the lobby floor area beams and columns has not been completed and should be done once the floor issues are resolved.

2. **Structural**

2.1 The structural notes drawing indicates that the mechanical and electrical rooms throughout the building were to be designed for a superimposed dead load of 40 psf and that the mobile file storage room on the 3rd floor was to be designed for a live load of 200 psf. (The default design loads on the 2nd and 3rd floors are 20 psf superimposed dead load and 50 psf live load.) These areas of increased loading are not indicated on the 2nd and 3rd floor plans, and the joist symbols in the areas of the electrical and mobile file storage rooms are typical of elsewhere on the upper floors.

The structural designer responded to this concern in Omicron's initial drawing review report by indicating that the structure in these areas had been designed for the increased loads and that the record drawings would be revised to show them. Nothing on the as-built drawings indicates that the specified design loads were used. Both the structural designer and the joist fabricator should provide a signed and sealed letter noting that the file storage room, in particular, has been designed for the increased loads that can be expected there.

2.2 Some large cracks in the floor of the 3rd floor mobile file storage room are causing the tenant concern. There has been some attempt to repair one crack, but the repair material was applied very thinly and has also cracked. The cracks are almost certainly due to shrinkage as the concrete topping cured. There is no other evidence of building movement or floor structure failure. The tenant indicated that the topping was poured on a very hot day, which might explain the prominence of the cracks. The cracks should be routed and cleaned, taking care not to break the welded wire mesh reinforcing in the topping and filling them with a semi-rigid repair epoxy.

2.3 The expansion joints that divide the building into four independent structures do not appear to be performing satisfactorily, particularly at the atrium bridges where the elastomeric seal is tearing. The structural drawings indicate that the product used throughout the building was to be Wabo Seismax Plus NBS-400, but the literature on the manufacturer's website does not seem to match what has been installed at the bridge. It is difficult to know just how the joint is installed or what options might be available for repair. The joint appears to be cast into the concrete topping which means that replacing the entire assembly would require cutting out and patching the topping itself, complete with the high-end concrete finish. The Contractor should confirm what product was installed on site and provide installation details. The Contractor and the manufacturer should also provide recommendations for replacement. Covering the joint with a sliding metal plate may provide a more durable option

2.4 Minor asphalt cracking was noted at one catchbasin. The asphalt should be removed and patched at this location.

3. **Mechanical**

3.1 It is our understanding that the building has applied for some level of LEED certification. This will require the building to be fully commissioned and finalized reports issued prior to obtaining LEED status. As noted below it appears that many of the issues identified during the walk through are the result of the commissioning process not being complete. It is expected that once this work is done many of the items will be resolved. A copy of the final Commissioning Report should be provided to the new Owner prior to the end of the 1 year warranty.

3.2 It has been noted that as per the base building specifications the Contractor is to provide a Demonstration to the Owner of all of the architectural, mechanical and electrical systems. This apparently has not been done and should be scheduled prior to the end of the 1 year warranty period after commissioning is complete.

3.3 In some areas the tape used on the refrigerant piping insulation is peeling off and should be replaced

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Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway

April 7, 2010
Page 4 of 9

3.4 There have been complaints of over cooling and unstable temperature control in some of the offices (i.e. CEO's office). The final air balance and commissioning report (yet to be completed) should be reviewed prior to implementing any work. If the units are oversized for the areas they serve a ceiling bypass duct on the supply side of the fan coil may be required. Information obtained from BC Comfort on March 30, 2010 noted that the Daikon sensors were found not to be calibrated. The sensors are to be decommissioned and the fan coils controlled by the adjacent return air sensors. The existing Daikon sensors should be removed and the wall patched and painted. The Commissioning Agent should also include in their final report the reverification of all the fan coils with control solely by the "return air" sensors.

3.5 All the major mechanical equipment is less than a year old and should still be covered under the contractor's or manufacturers warranty agreement. Regular inspection and repair of all faulty mechanical equipment is required prior to the end of the 1 year warranty period.

3.6 The building operator has expressed concern that the condensate drain pans inside the building were not draining properly and that microorganism growth had been occurring in a few of the locations. Further investigation by the current Commissioning Agent is required to ensure drain lines and condensate pumps are operating correctly.

3.7 The control specifications call for the low voltage lighting controls and the security systems to be connected to the DDC system to integrate the lighting and security systems with the mechanical control systems. According to the building operator, the systems are not inter-connected as specified. Connect lighting and security systems to the DDC system.

3.8 There are many areas in the building where access to mechanical equipment for general maintenance or repair is not satisfactory. The accessibility of some of the "DataAire" units serving the IT rooms is especially limited. Prior to building handover, the new Owner's maintenance contractor should walk the site and inspect access of all exposed and concealed equipment. Any access issues should be noted and forwarded to the current Owner for remediation prior to the end of the 1 year warranty period.

3.9 There is an excessive quantity of standing water around the roof drains. The sloped roof insulation was installed in such a manner as to create low points around the drain and does not allow the water to fully drain off the roof. This may create long term issues with the roof membrane. Manufacturer to comment on if this will affect the warranty.

3.10 A Novatec gaseous fire suppression system serves the server room. The operator indicated that he has had to refill one of the Novec tanks since occupancy, which may be a sign there could be a slow leak in the system. Further investigation and monitoring is recommended prior to the end of the 1 year warranty period

3.11 Cleanout covers in the washroom areas have been partially concreted over; the concrete should be removed and confirmed that the covers can be easily removed.

3.12 The main mechanical room has rated access panels screwed into the drywall without a proper frame. To maintain the rating rated ceiling, access doors must have their frames attached to the ceiling with screws into steel studs. Contractor to confirm that this was done. These similar stainless steel panels were utilized in the washrooms and it should be confirmed as to how they are fastened.

4. Electrical

4.1 It was noted that some of the electrical distribution equipment including panels and transformers appeared to be quite dusty from the original construction. All equipment should be thoroughly cleaned and any unnecessary labeling removed prior to the end of the warranty period.

4.2 A number of weatherproof GFI receptacles are installed on the exterior of the building for general purpose usage. It was noted on site that some of these weatherproof covers are missing the rubber gasket. Furthermore it appears that the

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Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway

April 7, 2010
Page 5 of 9

cover installed is meant for horizontal mounting where the receptacle is vertically mounted. The proper vertical coverplate c/w gasket should be installed on these exterior outlets.

4.3 The specified recessed floor outlets within the concrete slab on the ground level in the atrium spaces have been installed as per the drawings. It was noted that some of the coverplates were damaged and evidence of water ingress was visible on some of the boxes. The cover plates should be replaced. During the site visit all of the boxes appeared dry with the exception of one box, where the gasket was wet. It would appear that cleaning staff may have mopped over the boxes; the cause of the moisture in the boxes should be confirmed by the Contractor.

4.4 An exterior Kohler 1200 KW (347/600V) diesel fired emergency generator is installed on the west side of the property and is complete with a sub-base fuel tank. Currently access to the control panel on the generator is not satisfactory. Drawings indicate that a step was to be provided to allow access into the enclosure; this step has not been provided. A proper access step should be installed. The specifications require that there is "provision" for remote status indication; however there does not appear to be a remote status panel indicated. There are status indicators sent to the fire alarm panel as required. Base building electrical consultant to comment.

4.5 The UPS is complete with a bypass isolation feature and typically feeds communication room panelboards throughout. An emergency power off (EPO) button is installed in the UPS room and the Main Communication room and is labelled "emergency power off". The specifications require the buttons be complete with lamicoid labels that indicate "UPS Emergency shut down station". It is important that occupants are aware that the pushbuttons will shut down the UPS if depressed, and the labelling be modified. The specifications further indicates under the Care, Operation and Start up section, that facility personnel are to be instructed on "theory, construction, operation and maintenance" of the system. Based upon discussions with operations staff, it does not appear that adequate information has been provided to the staff.

4.6 Exterior up lighting is provided by metal halide in-ground floods highlighting the wood columns in four locations. It was noted that several of these fixtures have been installed in a low point and have standing water over top. A number of these fixtures have seals that have been compromised. (Refer to Photo E-5). These lights should be repaired or replaced and the underlying drainage issues should be addressed.

4.7 A pre-action system is installed to serve the IT Lab and the Communication/ UPS rooms. A fire suppression system serves the UPS and the main Communications room with a Notifier NFS-320C control panel for both systems located in the adjacent mechanical room. The 'as-built' electrical drawings do not indicate that a pre-action system is installed; however it is identified on the remote graphic annunciator at the east entrance. The as built drawings should be updated. Full training on this system should be provided to the maintenance staff.

4.8 It was noted that there are a number of locations where unsupported rock wool is being used as a firestopping in communication holes between floors to achieve the required one hour fire separation between floors. This does not appear to be an approved firestopping method. An approved firestopping system should be used for all conduit penetrating rated separations. Building Code Engineer to comment.

4.9 In the cafeteria there were several electrical/communication cover plates not properly installed or missing.

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Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway

April 7, 2010
Page 6 of 9

The following is a list of deficiency items which were provided to either Omicron by GWL or RBA. At the time of the site visit these items were not observed by Omicron. They were not reviewed in detail and as such, we cannot provide comments as to whether these should be classified as deficiencies to the Construction Contract.

1. Architectural

1.1 In closing there have been previous lists and items of deficiencies accepted by Ventana over the past several months. Most recently, Saud provided a DVD disc of video footage regarding deficiencies (prior to his vacation) in speaking with him and just from general observation it does not appear that the majority of these items and issues have been addressed and they also need to be discussed as the overall requirement for completion as part of this exercise.

1.2 It was noted that the metal shards are causing some surface cutting on the roof membrane, possibly 1/16" in depth. It was noted that once the roofs are fully cleaned the roof should be recessed for damage and compensation for the roof be accessed. It is suggested that the manufacturer be called to site and confirm the condition and warranty period for the roof.

1.3 GWL has noted that on the balconies, there is evidence of the green sealer throughout all areas exterior panels, railings, mullions, ledges and sliding doors. There is also a lack of general cleaning of the building and the site.

1.4 It was noted that the surface of the emergency generator pad is extremely hazardous as it is polished concrete finish. The contractor has saw cut channels into the slab without a satisfactory result. Contractor to provide an alternate solution. Spare building panels are also being stored in this area which will create a problem for refinishing the pad. GWL was under the understanding that the panels would only be stored there once the pad problem was rectified.

1.5 There is a broken window unit at the south east corner edge at the front face of the building at the main entrance walkway. GWL has questions regarding the commissioning process and if there is requirement to inspect all glass units.

1.6 The roofing area outside of the cafeteria has a glass perimeter and there needs to be clarification on how access to that roof will be achieved and to be provided with load coefficients for that area. The structural drawings do not show a design for the overhang – it was presumably designed by the glass supplier.

1.7 At the cafeteria exterior patio area on the east side, directly in front of the meeting room windows there is an aluminum slatted shade . At the west end of this feature there is an end cap missing.At the cafeteria exterior patio area on the east side, directly in front of the meeting room windows there is an aluminum slatted shade. At the west end of this feature there is an end cap missing.

1.8 The official handover date is October 30th, however there is more than one date being used and an accurate and agreed to date must be established for all systems and equipment. This is paramount and is extremely important for warranty purposes.

1.9 There was a roof leak reported on March 29, 2010 on Pod C. Contractor to confirm the cause of the leak and method of repair.

1.10 Atrium glass door entrance East side: The doors were reported "ajar" during secure hours Mar. 26th. On investigation, it was observed that the bottom door pin mechanism appears to have been disengaged (on purpose ?) and now the pins drag over top of the aluminum sill. Operating the panic hardware only appears to control the top door pins. It should be confirmed if the doors panic hardware mechanism has been disabled for a purpose or by a change order or as specified. If not then it is a deficiency as the "dragging " pins have already scored the aluminum sill and possibly they are the cause of the door " hanging up " and not closing properly . It would appear from initial reports that all of the similarly fitted atrium or exterior doors with "panic hardware" have had this particular door hardware mechanism disabled in a similar manner.

1.11 There has been some recent caulking completed in the main atrium around the columns at the floor level and the application is not consistent, is generally sloppy in appearance, and has not been completed in all areas required.

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Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway
April 7, 2010
Page 7 of 9

GWL's understanding was this finishing work would not be completed until such time as a decision is made about the floor.

1.12 There are still missing "cover plates" for some of the vertical expansion sections. In the main atrium at the main south entrance at the bottom left hand side, another location is between the main mech. Room entrance and the atrium glass to the north.

1.13 There would appear to be an issue developing or existing with the overall construction of the wooden ceiling panel system .There was an observation made that these ceiling sections are starting to "sag" or were not installed level (Pod "C" ,2nd level ,east end of panel section) .We are very concerned about the overall safety of this custom ceiling system and would like written assurances in regard to the whole systems safety. We believe the existing "seismic" letter may not address the entire system and only the aspect of the single panel.

1.14 As per the observation in the main mech. room with the access panels this same application of plates instead of an actual mech. access panel (easy access not four screws) was utilized in all the washrooms we would suggest that these plates be replaced with an access panel with a single opening point to avoid delays in an urgent situation.

1.15 The east side sump system control which was recently replaced may be mounted in too low of a position . There is apparently a proposal for the landlord of the park to raise the level in this area 5 feet which may cause issues with this installation . Please check elevation requirements.

2. **Site Issues**

2.1 To the best of our knowledge the irrigation system has not been checked since recent changes and completion of other construction work which may have detrimentally effected the system operation. Two examples are the damage incurred to the landscaping in front of the Day Care area by the tires of the boom lift (Ventana), and the recent excavation at the North employee entrance. There may also be an issue with the set up of the irrigation system and landscaping design along the entire east perimeter of the site. It would appear that the slope of the perimeter landscaping is of such a grade that the soil is falling/washing away from the site and is in possible danger of undermining the parking lot asphalt.

2.2 The grass area (south/west) in front of the daycare was recently damaged by the tires and weight of a boom lift.

2.3 The lamp bases at the front entrance area have anchor bolts that are not all cut to the same length and do not look uniform.

3. **Structural**

3.1 There were comments and concerns about the "brushed" finish of the concrete sidewalks (no trowel work on edges or cracks) as well as an observation that many of the front parking lot concrete curbs are cracking There has been an attempt to repair a few of the cracked curbs with a top coating .Existing curbs may need repairs or replacement to prevent premature failure.

4. **Mechanical**

4.1 Domestic hot water is supplied to the building by two "AO Smith" gas fired hot water heaters. The building operator has expressed concern that the domestic hot water heaters are cycling on and off very frequently. Further investigation is recommended by both the hot water tank supplier and the Commissioning agent prior to the end of the 1 year warranty period. Also one of the heaters was reported to be leaking.

4.2 The overall building pressurization appears to need additional investigation. During the site visit Omicron did not witness any issues with cold drafts or doors not closing properly. It was noted that in the ground floor offices next to the main entrances there have been occupant complaints about cold drafts when the doors are opened in winter. It was also noted the doors between the office areas and main atrium do not close properly. It appears that ongoing balancing is taking place but no final balancing reports have been submitted. Once <u>final</u> balancing and commissioning is complete and provided to the Owner a further investigation into the overall building air

P:\Projects\2010\10 [illegible]\10-1[illegible] (Ritchie Bros DD)\00 GENERAL, SCHEDULE, BUDGET & DD\007 Existing Building DD\007.1 Report\RBA Deficiency list 10Apr7.doc

Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway
April 7, 2010
Page 8 of 9

pressurization is recommended should the problems persist. It is possible that the problems are a result of building stack effect. If this is the case entry vestibules may be required.

4.3 It was been noted to Omicron that the BMS system has been operating in manual mode with the HRV's operating 24/7. A full Controls Verification report (end device "proving") has not been provided for review. This should be provided prior to the end of the 1 year warranty period.

4.4 The return air sensors cover plates do not match the colour of the remote controller cover plates and the double sided adhesive is not sufficient and that sensors are falling off the wall. Cover plates need to match and sensors need to be permanently mounted. GWL suggests this work be delayed until such time as all issues with the operation of the VRV's is resolved and signed off in case there are further changes.

4.5 The return air sensor cover plates reportedly fall off the wall. These should either be properly secured to a wall box or replaced.

4.6 It was noted that for the mechanical equipment not performing as specified, the warranty period should be extended.

4.7 The storm sump pump station was recently replaced as the system failed and was under water. The warranty should be extended to suit the date of reinstall.

4.8 The amount and type of alarms for all the equipment being programmed into the BMS system (i.e. is there an alarm if an HRV fails?) is inadequate and there may be an issue with the controls contractor understanding the BACNET capabilities and information available to create alarms as required for proper monitoring

4.9 Speed control of the HRV's has not been established as units are operating in manual .There have been several electrical component replacements required and there is concern to the warranty of this replaced equipment and accurate history records of the equipment being kept.

4.10 ISG rooms being supplied with fresh air may still be an issue. Clarification is required. There are several roof penetrations that have wires and cables lying loosely on the roof. These areas should be identified and terminated if required.

4.11 The operation of the atrium ceiling fans was an issue with the main receptionists (drafty). The sequence of operation notes that the fans are to be tied into the DDC system and either draw air up or discharge air down depending upon space and outside temperatures. Operation should be confirmed in the final Commissioning Report.

5. Electrical

5.1 There were reportedly recessed flood lights at the southwest employee entrance that were underwater. If this is occurring the cause of this flooding should be reviewed and rectified. The lights should be replaced or repaired as required.

5.2 The client has identified the recessed lighting floor boxes in the atrium are a tripping hazard and that the boxes pop open causing a safety issue.

5.3 There is an outstanding issue with the maintenance contract for the UPS system as well as with the modifications to the system as well. There was a maintenance provision with the installation contract as well as additional batteries added to increase "run time" on UPS. These changes to the system and the maintenance have not been properly recorded and updated drawings, battery warranty info and the maintenance of the unit need to be provided.

5.4 There are quantities of lighting systems installed at the site which do not lend themselves to reasonable access and there is a requirement for "somebody" to identify the design intent as to the methods employed to change said lights. There would appear to be high rate of ballast failure occurring at the site as there are no formal procedures in place. This replacement of ballasts has been ongoing.

5.5 The number and location of doors required to released on fire alarm is still being debated (Variance)

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Ritchie Brothers Building, Burnaby BC
9500 Glenlyon Parkway
April 7, 2010
Page 9 of 9

5.6 While doing a tour in Pod "C" 2nd level it was noted that many of the pot light fixtures in the "wood" (2' x 2') ceiling tile are slipping down through the tile and are not fitting tight against the surface of the tile . On further observation this issue of the pot light fixture and "beauty collar" are frequently not flush mounted. It would appear that the lights were either not installed properly to begin with or that the method of suspension needs to be reviewed to ensure the lights are fastened and stay in place correctly as required.

5.7 There would appear to be an inordinate amount of dead insects inside the lens covers of the exterior lights mounted at the underside of the overhangs. An example of this is above the main entrance to the Daycare. Access points in these light fixtures need to be sealed.

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SCHEDULE A-3

WELLSKLEIN consulting group inc

ROOFING AND WATERPROOFING CONSULTANTS

Lower Mainland Office
6069 - 49B Ave. Phone: 604-946-4460
Delta, B.C. V4K 1Z9 Fax: 604-946-4459
info@wellsconsult.com

www.wellsconsult.com

PRELIMINARY ROOF CONDITION ASSESSMENT

PROJECT NAME:	Richie Bros. Auctioneers 9500 Glenlyon Parkway, Burnaby, BC	**DATE:**	April 16, 2010
OWNER/CLIENT:	Great West Life Realty Advisors Inc.	**ARRIVAL:**	11:00 PM
		STAFF:	Bill Clayton & Doug Wells
PURPOSE:	Roof Condition Assessment	**PROJECT #**	N/A

MAIN CONTACT	David Basford	**SYSTEM:**	Conventional
SITE CONTACT:	Andrew Buick	**MEMBRANE:**	.060 TPO
BUILDING TYPE:	Commercial offices	**SITE CONDITIONS:**	Dry, recent rain

DISTRIBUTION	CONTACT	PHONE	FAX #	E-MAIL
GWLRA	David Basford	604 713-3162	604-713-3166	david.basford@gwlra.com
GWLRA	Andrew Buick	604-713-3160	604-713-3166	harold.kendall@gwlra.com
WKCGI	Monty Klein	604-946-4460	604-946-4459	mklein@wellsconsult.com
WKCGI	Bill Clayton	604-329-1721	604-531-3790	bclayton@wellsconsult.com

This Roof Condition Assessment was intended to provide preliminary information, opinions and recommendations with respect to the general condition of the mechanically attached .060 TPO roofing assembly.

The facility is made up of 10 roof elevations located at 9500 Glenlyon Parkway, Burnaby, BC and is the focus of the Assessment Report. See attached roof plan for roof areas and numbers. Loading bay roof not accessed nor indicated in report.

Comments and opinions contained within the Assessment are based on visual assessments and previous experience with this roofing assembly on this facility.

1.0 INTRODUCTION:

At the request of Mr. David Basford of GWLRA, a visual review of the roofing was performed, by the writer and Bill Clayton, April 16th, 2010. Site access was provided by Andrew Buick and made via the existing roof hatches. The scope of this review consisted of detailed visual inspections of all roof areas as well as photographs and descriptions of salient details or problems. A follow up visit was performed April 20th, 2010 to review roof areas inaccessible on April 16th by the writer. Balcony roof areas are inverted assemblies with pavers so was not reviewed.

This review will provide an opinion on the condition of the roofing membrane assemblies or detailing and associated flashings only. The report does not attempt to discuss structural or seismic components or any other conditions, unless otherwise noted. This report contains information gathered in the field, along with a summary and recommendations as noted herein.

RCABC · British Columbia Construction Association

2.0 GENERAL INFORMATION:

The tendered specification, roof plan drawings by Bunting Coady Architects, and the construction field reports by TROW Associates Inc. Reports were provided by Andrew Buick, and reviewed by WKCGI.

Specification clearly states in 2.2.1 of section 07540 that roofing assembly is to be installed to meet RCABC Guarantee standards. The following commentary on the assembly as installed is based on RCABC Guarantee standards, manufacturer requirements and accepted good roofing practice.

~~Specification requires an RCABC warranty, however it is confirmed with RCABC that no~~ warranty has been requested or issued. A Carlisle warranty appears to be in place according to the local Carlisle technical representative Pedro Padron. A request has been made of Carlisle to confirm warranty period and type of warranty. Response from manufacturer pending.

3.0 SPECIFIC OBSERVATIONS:

3.1 RCABC Guarantee Standards

Installation over all does not appear to meet RCABC Guarantee standards, specifically:

1. Sheet metal cap flashings are not installed as per A6.10 of the Roof Practices Manual which requires fasteners be installed on the inside face of the cap flashing. (see photo 1)
2. Sheet metal caps on unused sleepers located on Pod D are not attached and may become dislodged during a wind event. (see photo 1)
3. Sheet metal cap flashings at perimeter lack fasteners on the inside fascia, and elevator shaft roofs lack an exterior clip and internal fascia fasteners. (see photo 1)
4. Minimum 2% slope to drain is required, which as per TROW report #20, only 1% was required for the cafeteria roof.
5. Membrane terminating on a vertical surface requires mechanical attachment. HSS supports for cladded fencing rely on caulking only and do not have any mechanical attachment or metal flashing. (see photo 2)
6. TPO membrane terminates just beneath insect screen at gable ends. Termination bar is missing on the gable end located on Pod B1. (see photo 3 & 4)
7. Voids in TPO membrane were located at various roof areas, and marked in red for repair. (see photo 5 & 6). Void refers to an area of TPO membrane welded to another that is inconsistently welded and not watertight.

3.2 Other Observations

8. Physical damage is widespread over all flat roof areas. Numerous scratches are in evidence, and appear related to materials or equipment being dragged across the roof membrane. Understanding of the damage and rectification requires an understanding of TPO membrane. TPO membrane is a calandered material; meaning three different items are combined to manufacture the sheet. A bottom layer of TPO, a reinforcement scrim, and a top layer of TPO are combined. The top layer of .060 TPO membrane as manufactured by Carlisle Syntec is .024" (.61mm). Scratches observed did not appear to penetrate to the scrim and are unlikely to contribute to water ingress. Expected worse case scenario for this issue is over a period of years water may infiltrate to the

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com scrim, and create delaminated / weak areas in the top .024" layer. These areas would be identifiable and repairable. It should be noted that Carlisle Syntec does not have a written standard for identifying scratches, and water infiltration caused by physical damage would not be included in any warranty. Carlisle generally recommends that any scratch be repaired but this is a subjective recommendation. (see photo 7)

9. Various other forms of physical damage were observed, from cigarette burns in the TPO membrane that are approx 1mm across, to impact damage from dropped items or resting materials and equipment on the membrane with no protection layer. (see photo 8)
10. Although outside of the roofing mandate, it was observed that cladding on the south column on the cafeteria roof has been cut and is open to the elements. Mr. Buick is aware and was provided photos of the cut.
11. Sheet metal saddle interface at the northeast corner of the cafeteria roof is not watertight and may allow wind driven moisture into the wall assembly. (see photo 9)
12. Physical damage to the sheet metal cap flashing was observed on Pod B-1 west side. (see photo 10)
13. Interface details between TPO membrane and cladding are poorly sealed, currently with Carlisle Water Cut Off Mastic. Water Cut Off Mastic is not intended for exposed use so has a very limited life cycle. (see photo 11)
14. Existing galvanized metal curb cap flashing for a multiple penetration curb on Pod D is not mechanically attached.
15. All of the sheet metal hoods over multiple penetration curbs such as condensate lines are open to the weather and water ingress can be expected. (see photo 12)

4.0 SUMMARY & RECOMMENDATIONS:

The following recommendations are made to correct specific deficiencies:

1. Add fasteners on the inside face of the metal cap flashings.
2. Flashings that have flexed to the breaking point should be replaced. A continuous or discontinuous clip should be added to retain the flashings, or gasketed cladding screws should be added.
3. Add fasteners to sleeper cap flashings, on both inside and outside edge.
4. Add cladding screws to sheet metal cap flashings at all elevator shafts. Perimeter parapets are too low to allow mechanical attachment so should be monitored.
5. A sheet metal gum-lip flashing should be installed to the HSS supports.
6. TPO membrane termination bar on the gable end located on Pod B1 should be installed.
7. A sheet metal flashing should be attached to the whirlybird vents.
8. All marked voids in the TPO membrane should be repaired. Further probing of details should be done by hand, using a proper seam probe.
9. Carlisle recommends that any scratch should be repaired, and as the sole guarantor should decide what areas specifically require patching to maintain the Carlisle warranty.
10. The cladding interface at Pod C-1 should be removed, and installed following proper sequencing so water sheds appropriately.
11. Sheet metal saddle interface at the northeast corner of the cafeteria roof should be removed, the area beneath made watertight, and a soldered saddle installed.
12. Cap flashing showing physical damage on Pod B-1 west side should be replaced.
13. Sealant used at interface details between TPO membrane should be removed and replaced with an appropriate TPO manufacturer sealant such as NP-1.

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com

14. Mechanically attach existing galvanized metal curb cap flashing for multiple penetration curb on Pod D.
15. Install sealed metal 'face plates' over the opening at all penetration curb metal shrouds.

In spite of the list of anomalies and deficiencies noted in our report, the condition of this roof is not unusual given the complexity of the building and the number of trades which have used the finished roof as their work platform. Once the deficiencies are repaired, the full life expectancy of the roof should be realized.

Prepared by:

Douglas Wells, RRO
604-250-2986

Reviewed by: Bill Clayton, AScT, RHI, RRO

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com

Photo 1. One of two small elevated roof areas identified on the provided roof plan as elevator-overrun structures. Sheet metal cap flashings are only attached within the standing seams so does not meet RCABC attachment standards. Rain water leaders should also have been installed from the scupper, with a splash pad beneath.	
Photo 2. Typical TPO membrane flashing wrap on HSS tubing. Note exposed caulking and lack of mechanical termnation.	
Photo 3. Gable end of elevated Pod roof A2. Note termination bar at base of insect screen (red arrow)	

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com

Photo 4. Gable end of elevated Pod roof B1. Note no termination bar at base of insect screen (red arrow)	
Photo 5. Typical void in TPO membrane lap, this case on the cafeteria roof at the base of a cladded column.	
Photo 6. Typical void in TPO membrane stripping, this case within the gutter on the elevated roof area Pod B1.	

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com

Photo 10.

Physical damage to sheet metal cap flashing on Pod B1.

Photo 11.

Interface detail between cladding and TPO membrane stripping.

Dark grey line is Water Cut Off Mastic.

Photo 12.

Typical metal shroud over multiple penetration curb.

Concept of design is generally appropriate, however no allowance was made for wind driven rain or high snow load.

Sheet metal faceplate should be fabricated and installed for ALL flashings of this type.

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com

NORTH

POD A2
POD B
POD A
POD B1
POD A1
POD D
POD C
POD C1
CAFETERIA ROOF

END OF SECTION

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6069 49B Avenue, Delta BC V4K 1Z9 • Tel (604) 946-4460 • Fax (604) 946-4459 • www.wellsconsult.com